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                                                                    Exhibit 99.1

                                    PETSMART, INC.
                           RESTRICTED STOCK BONUS AGREEMENT

     THIS RESTRICTED STOCK BONUS AGREEMENT (the "Agreement") is made as of [_____________], 1998, by and between PETSMART, INC., a Delaware corporation (the "Company"), and < FIRSTNAME > < LASTNAME > (the "Award Recipient").

     WHEREAS, the Award Recipient is an employee of the Company and the Award Recipient's continued service to the Company is considered by the Company to be important for the Company's continued growth; and,

     WHEREAS, in order to give the Award Recipient an opportunity to acquire an equity interest in the Company as an incentive for the Award Recipient to participate in the affairs of the Company, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") has approved an award to the Award Recipient and the Award Recipient desires to accept this award of shares of common stock of the Company (the "Common Stock") according to the terms and conditions described herein.

     THEREFORE, the Company and the Award Recipient agree as follows:

     1. AWARD OF STOCK. In consideration for the Award Recipient's prior services to the Company, the Company has decided to award to the Award Recipient an aggregate of < SHARES > shares of Common Stock (the "Shares"). The Award Recipient is not required to make any payment of cash or property as a condition of receiving this award.

     2. WITHHOLDING. By accepting this stock bonus, the Award Recipient agrees that the Company may satisfy the Company's tax withholding obligation arising by reason of: (1) the receipt of these shares, or (2) the lapse of any substantial risk of forfeiture to which the shares are subject, at the time of vesting, out of the Award Recipient's compensation from the Company, including but not limited to Vested Shares (as defined in Section 5).

     3. AGREEMENT NOT A SERVICE CONTRACT. This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Award Recipient to continue in the employ of the Company or any affiliate of the Company, or of the Company or any affiliate of the Company to continue the employment of Award Recipient.

     4. REACQUISITION RIGHT. In the event of any voluntary or involuntary termination of the Award Recipient's employment by or services to the Company for any reason or no reason (including death or disability) before all of the Shares are released from the Company's reacquisition right (see Section 5), the Company, shall simultaneously with such termination automatically reacquire for no consideration all of the Unvested Shares (as defined in Section 5), unless the Company agrees to waive its reacquisition right as to some or all of the Unvested Shares. Any such waiver shall be exercised by the Company by written notice to the Award Recipient or the Award Recipient's representative (with a copy to the Escrow Holder as defined in Section 7 below) and the Escrow Holder may then release to Award Recipient the number of Shares not being reacquired by the Company. If the Company does not waive its reacquisition


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right as to all of the Unvested Shares, then upon such termination, the
Escrow Holder shall transfer to the Company the number of shares being reacquired by the Company.

     5.   RELEASE OF SHARES FROM REACQUISITION RIGHT.

          (A) Shares subject to the Company's reacquisition right are Unvested Shares. Shares that are no longer subject to the Company's reacquisition right are Vested Shares. The Shares shall be released from the Company's reacquisition right and shall become vested shares as follows. One hundred percent (100%) of the Shares shall be released from the Company's reacquisition right and become Vested Shares on April 3, 2003, provided that the Award Recipient has been in continuous service whether as an employee, consultant or member of the Board with Company or an affiliate of the Company from April 3, 1998 to April 3, 2003. Moreover, fifty percent (50%) of the Shares will be released from the Company's reacquisition right and become Vested Shares on the first day that the Shares may be freely traded in compliance with the Company's stock trading window policy following the day that the closing price of the Common Stock has reached sixteen dollars ($16.00) or higher for five (5) consecutive trading days. The remaining fifty percent (50%) of the Shares will be released from the Company's reacquisition right and become Vested Shares on the first day that the Shares may be freely traded in compliance with the Company's stock trading window policy following the day that the closing price of the Common Stock has reached twenty-one dollars ($21.00) or higher for five
(5) consecutive trading days. The closing price for the Common Stock for a given day is the price of the last sale for that day, or if no sale has occurred, the last bid price for that day, as reported in THE WALL STREET JOURNAL, or other source selected consistently by the Company.

          (b) The Shares which have been released from the Company's reacquisition right shall be delivered to the Award Recipient in the manner provided for in the Joint Escrow Instructions attached hereto as Exhibit B.

     6.   RESTRICTIONS ON TRANSFER.   Except for the escrow described in Section
7, none of the Shares or any beneficial interest therein shall be sold, transferred, encumbered or otherwise disposed of in any manner until the release of such Shares from the Company's reacquisition right in accordance with the provisions of this Agreement.

     7. ESCROW OF SHARES. The Shares issued under this Agreement shall be held for the Award Recipient by the Stock Plan Administration Manager of the Company or other approved escrow agent selected by the Company (the "Escrow Holder"). The Assignment Separate from Certificate executed by the Award Recipient in blank in the form attached hereto as Exhibit A, shall be held pursuant to the terms of the Joint Escrow Instructions attached hereto as Exhibit B, the terms of which Joint Escrow Instructions are hereby incorporated by reference. The Assignment Separate from Certificate facilitates the transfer of shares to the Company in the event the Company exercises its reacquisition right.

     8. ADJUSTMENT FOR STOCK SPLIT. If any change is made in the stock subject to this Agreement (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of


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consideration by the Company), the Shares subject to this Agreement will be appropriately adjusted in the class(es) and maximum number of shares in the same manner as all other shares of the Company's then outstanding Common Stock. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

     9. TAX CONSEQUENCES. The Award Recipient has reviewed with the Award Recipient's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Award Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agent. The Award Recipient understands that the Award Recipient (and not the Company) shall be responsible for the Award Recipient's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Award Recipient understands that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income to the Award Recipient the fair market value of the Shares as of the date any restrictions on the Shares lapse (that is, as of the date on which part or all of the shares vest). In this context, "restriction" includes the right of the Company to reacquire the Shares pursuant to its reacquisition right. In the event the Company has registered under the Exchange Act, "restriction" with respect to officers, directors and 10% shareholders also means the period after the acquisition of the Shares during which such officers, directors and 10% shareholders could be subject to suit under Section 16(b) of the Exchange Act. The Award Recipient understands that the Award Recipient may elect to be taxed on the fair market value of the Shares at the time the Shares are awarded rather than when and as the Company's reacquisition right or Section 16(b) period expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service (the "IRS") within thirty (30) days from the date of transfer.

     The Award Recipient acknowledges that it is the Award Recipient's sole responsibility and not the Company's to file timely the election under Section 83(b) of the Code, even if the Award Recipient requests the Company or its representatives to make this filing on the Award Recipient's behalf. The Award Recipient further acknowledges that the Award Recipient is aware that should the Award Recipient file an election under Section 83(b) of the Code and then subsequently forfeit the Shares, the Award Recipient will not be able to report as a loss the value of any Shares forfeited and will not get a refund of any of the tax paid.

     10.  GENERAL PROVISIONS.

          (a) The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of the Award Recipient under this Agreement may only be assigned with the prior written consent of the Company.

          (b) The Board or the Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the Award Recipient's rights under this Agreement shall not be impaired and any obligations shall not be increased by any such


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amendment unless (i) the Company requests the consent of Award Recipient and
(ii) the Award Recipient consents in writing.

          (c) The Award Recipient shall be deemed to be the holder of, and to have all of the rights of a holder with respect to, any Shares subject to this Agreement (including the right to vote the Shares and to receive dividends, if any). The Award Recipient's rights in these Shares, however, are subject to the terms of this Agreement, including the Company's reacquisition right.

          (d) Any notice, demand or request required or permitted to be given by either the Company or the Award Recipient pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, when transmitted via facsimile, when transmitted via electronic mail (with acknowledgment requested) or deposited in the U.S. Mail, First Class, with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

          (e) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

          (f) The Award Recipient agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

          (g) THE AWARD RECIPIENT ACKNOWLEDGES AND AGREES THAT (WITH THE EXCEPTION OF THE ACCELERATION PROVISION OUTLINED IN SECTION 5 HEREOF) THE VESTING OF SHARES PURSUANT TO SECTION 5 HEREOF IS EARNED ONLY BY THE CONTINUOUS SERVICE OF THE AWARD RECIPIENT WITH THE COMPANY OR AN AFFILIATE OF THE COMPANY AT THE WILL OF THE COMPANY OR AN AFFILIATE OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR HAVING BEEN AWARDED SHARES HEREUNDER).

          (h) The Award Recipient has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.


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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.


PETSMART, INC.                       AWARD RECIPIENT


By:______________________________    _____________________________________

Title:___________________________    < FIRSTNAME > < LASTNAME >

Address:  19601 North 27th Avenue    Address: < ADDRESS >
          Phoenix, AZ  85027                  < CITY > < STATE > < POSTALCODE >

Attachments:

Exhibit A - Assignment Separate from Certificate
Exhibit B - Joint Escrow Instructions


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                                      EXHIBIT A

                         ASSIGNMENT SEPARATE FROM CERTIFICATE

     FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Bonus Agreement (the "Agreement") dated as _____________, 1998, < FIRSTNAME >
< LASTNAME > hereby assigns and transfers unto PETsMART, Inc., a Delaware corporation (the "Corporation"), ________ shares of the Common Stock of the Corporation, standing in the undersigned's name on the books of said Corporation, and does hereby irrevocably constitute and appoint the Stock Plan Administration Manager of the Corporation as attorney-in-fact to transfer the said stock on the books of the Corporation with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with the reacquisition of shares of Common Stock of the Corporation issued to the undersigned pursuant to the Agreement, and only to the extent that such shares remain subject to the Corporation's reacquisition right under the Agreement.

Dated:______________

                               Signature:_____________________________________
                                                < FIRSTNAME > < LASTNAME >


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                                     EXHIBIT B

                             JOINT ESCROW INSTRUCTIONS


Stock Plan Administration Manager
PETsMART, Inc.
19601 North 27th Avenue
Phoenix, AZ  85027

Dear Sir/Madam:

As Escrow Agent for both PETsMART, Inc., a Delaware corporation (the "Corporation"), and the undersigned (the "Award Recipient"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Bonus Agreement ( the "Agreement"), dated [_____________], 1998, to which a copy of these Joint Escrow Instructions is attached as Exhibit B, in accordance with the following instructions:

     1. In the event that the Award Recipient's service with the Corporation terminates before April 3, 2003, the Corporation shall automatically reacquire all Unvested Shares (as defined in the Agreement) as of the date of such termination (the "Reacquisition Right"), unless the Corporation elects to waive such right as to some or all of the Unvested Shares. If the Corporation (or its assignee) elects to waive the Reacquisition Right, the Corporation or its assignee will give to Award Recipient and you a written notice specifying the number of shares of stock not to be reacquired. The Award Recipient and the Corporation hereby irrevocably authorize and direct you to close the transaction contemplated by the Agreement as soon as administratively reasonable following the date of such termination of service in accordance with the terms of the Agreement and the notice of waiver, if any.

     2. In the event of (i) a sale of all or substantially all of the assets of the Corporation, (ii) a merger or consolidation in which the Corporation is not the surviving corporation, (iii) a reverse merger in which the Corporation is the surviving corporation but the shares of the common stock of the Corporation (the "Common Stock") outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate of the Corporation) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Corporation representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, or (v) the individuals who are members of the Board of Directors of the Corporation (the "Incumbent Board") as of April 3, 1998 ceasing for any reason to constitute at least fifty percent (50%) of the Board of Directors of the Corporation, provided that if the election, or nomination for election, by the Corporation's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, then to the extent that the shares of Common Stock are exchanged, converted, or otherwise transferred into other property, such other property will continue to be held in accordance with the terms of these Joint Escrow Instructions and the terms of the Agreement.


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The Award Recipient and the Corporation hereby irrevocably authorize and direct you to close the transaction in accordance with the terms of the Agreement and the terms of these Joint Escrow Instructions.

     3. Vested Shares (as defined in the Agreement) shall be delivered to the Award Recipient upon the request of the Award Recipient given in the manner provided in Section 17 of these Joint Escrow Instructions for giving notices.

     4. At any closing involving the transfer or delivery of some or all of the property subject to this Agreement, you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Award Recipient and/or the Corporation, as applicable.

     5. The Award Recipient irrevocably authorizes the Corporation to deposit with you any certificates evidencing shares of stock and any additions and substitutions to said shares as specified in the Agreement. The Award Recipient does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

     6. This escrow shall terminate upon expiration or application in full of the Reacquisition Right, whichever occurs first, and the completion of the tasks contemplated by these Joint Escrow Instructions.

     7. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to the Award Recipient, you shall deliver all of same to the Award Recipient and shall be discharged of all further obligations hereunder.

     8. Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

     9. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Award Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

     10. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.
In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree


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being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     11. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

     12. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

     13. You shall be entitled to employ such legal counsel (including without limitation the firm of Cooley Godward LLP) and other experts as you may deem necessary to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

     14. Your responsibilities as Escrow Agent hereunder shall terminate if you shall resign by written notice to each party or if your service to the Corporation as Stock Plan Administration Manager should terminate for any reason. In the event of any such termination, the Corporation may appoint any person who in the future assumes the position of Stock Plan Administration Manager for the Corporation or any officer or assistant officer of the Corporation as successor Escrow Agent and the Award Recipient hereby confirms the appointment of such successor or successors as his attorney-in-fact and agent to the full extent of your appointment.

     15. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

     16. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

     17. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon transmission via facsimile, upon transmission via electronic mail (with acknowledgment requested) or upon deposit in any United States Post Box, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days' written notice to each of the other parties hereto:

CORPORATION:   PETsMART, Inc.
               19601 North 27th Avenue
               Phoenix, AZ  85027

AWARD RECIPIENT:    < FIRST NAME > < LAST NAME >
                    < ADDRESS 1 >


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                    < CITY >, < STATE > < POSTALCODE >

ESCROW AGENT:  Stock Plan Administration Manager,
               PETsMART, Inc.
               19601 North 27th Avenue
               Phoenix, AZ  85027

     18. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

     19. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to "you" or "your" herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Corporation may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

Very truly yours,

PETSMART, INC.

By:_______________________________


AWARD RECIPIENT:

__________________________________
< FIRSTNAME > < LASTNAME >


ESCROW AGENT:

__________________________________


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